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                                                                    EXHIBIT 11.1

                          INVISION TECHNOLOGIES, INC.
        STATEMENT REGARDING CALCULATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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                                                                   THREE MONTHS                   NINE MONTHS
                                                                      ENDED                          ENDED
                                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                                                1997           1996           1997           1996
                                                                ----           ----           ----           ----
Net income (loss)                                            $  1,988       $  (417)        $ 3,513       $(4,128)
                                                             --------       -------         -------       -------
                                                             --------       -------         -------       -------

Shares used in per share calculations:
   Common Stock                                                11,882         9,112          10,890         4,762
   Common Stock issuable upon exercise of options
     and warrants                                                 971            --           1,053           805
   Convertible Preferred Stock                                     --            --              --         2,714
                                                             --------       -------         -------       -------
Shares used in per share calculations                          12,853         9,112          11,943         8,281
                                                             --------       -------         -------       -------
                                                             --------       -------         -------       -------

Net income (loss) per share                                  $   0.15       $ (0.05)        $  0.29       $ (0.50)
                                                             --------       -------         -------       -------
                                                             --------       -------         -------       -------

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